Exhibit 23.1(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated July 29, 2010 relating to the financial statements of Nevada Gold & Casinos, Inc. as of April 30, 2010 which appears in the Annual Report on Form 10-K, filed with the Securities and Exchange Commission on July 29, 2010.

/s/ Pannell Kerr Forster of Texas, P.C.

October 12, 2010
Houston, Texas